Exhibit 10.27

AGREEMENT

THIS AGREEMENT (“Agreement”) is made this ____ day of October, 2005

BY AND BETWEEN:

DIGITAL YOUTH NETWORK INC., a corporation continued under the federal laws of Canada with an address of Suite 302, 1040 Hamilton Street, Vancouver B.C. V6B 2R9

(“DY”)

AND:

THE EDMONTON JOURNAL NEWSPAPER, a _______ corporation with an address at _______________

(“EJ”)

RECITALS:

A.	DY is engaged in the business of developing and executing upon marketing and advertising campaigns that integrate traditional media with SMS text messaging;
B.	__________ owns and publishes the Edmonton Journal newspaper (the “Journal”) in Edmonton, Alberta;
C.	DY has created a full color page presentation (the “DY Mobile on Demand page”) for publication in the Journal on the terms and conditions hereinafter set forth;
D.	EJ desires to publish the DY Mobile on Demand page in the Journal on the terms and conditions hereinafter set forth.

NOW, THEREFORE, for and in consideration of the premises and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby agree as follows:

1.	Recitals

The Recitals set forth above are acknowledged to be true and correct and are incorporated into this Agreement by this reference.

2.	Artwork
(a)

Subject to EJ’s right of review and approval, DY shall have the exclusive right to establish the content and design of, and to sell advertising space on or with respect to, the DY Mobile on Demand page.

(b)

DY shall deliver to EJ, at DY’s sole cost and expense, the design, content and all print-ready artwork necessary for publication of the DY Mobile On Demand page for each Friday during the Pilot Term and, if applicable, any Extension Term (as these terms are defined in Section 5 of this Agreement) on or before the close of business on the immediately preceding Monday, beginning Monday, November 14, 2005 (for Friday, November 18, 2005).

3.	Publication

During the Term, and provided that EJ has timely received the design, content and print-ready artwork as contemplated in Section 2(b), above, EJ shall publish, at its sole cost and expense, the DY Mobile on Demand page in the immediately following Friday edition of the Edmonton Journal (i.e., for the Friday following the Monday receipt).

4.	Revenue
(a)	EJ and DY shall share equally in all Advertising, Mobile Content, and all SMS Revenues (as such terms are hereinafter defined).
(b)

For all purposes in this Agreement, the term “Advertising Revenue” shall mean all revenue received by DY that is generated during the Pilot Term and, if applicable, any Extension Term from the sale by DY of advertising space on the DY Mobile on Demand page. Mobile content revenues include gross commissions received from ringtones less royalties paid to Universal Music Inc. and other artists.

(c)

For all purposes in this Agreement, the term “SMS Revenue” shall mean all revenue received by DY, directly or indirectly through an aggregator, from cellular service carriers that is generated during the Term, from carriers’ SMS text message charges to consumers for text messages sent by consumers in response to advertisements displayed on the DY Mobile on Demand page. For clarity, the parties acknowledge that SMS Revenue consists of only 50% of the retail charges for SMS text messaging; the balance of 50% is deducted by the cellular service carriers and any participating aggregators before payment of SMS Revenue to DY.

(d)	DY shall remit to EJ, EJ’s share of Advertising Revenue and SMS Revenue within fifteen (15) days after receipt thereof by DY.
5.	Term
(a)	This Agreement shall be for an initial term (the “Pilot Term”) beginning Friday, November 18, 2005 and ending 12:01 a.m. on Saturday, March 4, 2006.
(b)

Upon the expiration of the Pilot Term, this Agreement shall automatically be renewed for a subsequent period of fifty two weeks (“Extension Term”) unless either party gives prior written notice to the other party that they do not want to renew not less than two full calendar weeks prior to the expiration of the then current Term.

(c)	Any reference in this Agreement to the “Term” shall mean either the Pilot Term or any Extension Term or both, as the context may require.

6.	Amendments/Alterations

Except as herein otherwise provided, no subsequent alteration, amendment, change, or addition to this Agreement will be binding upon the parties hereto unless reduced to writing and signed by the parties.

7.	Assignment

This Agreement and the rights, duties, and obligations of any party hereunder will not be assigned by any party hereto without the prior written consent of the other, which consent will not be unreasonably withheld or delayed.

8.	Counterparts

This Agreement may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument.

9.	Currency

Unless otherwise provided, all dollar amounts referred to in this Agreement are in lawful money of Canada.

10.	Electronic Means

Delivery of an executed copy of this Agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Agreement as of the date set forth on page one of this Agreement.

11.	Entire Agreement

There are no representations, warranties, collateral agreements, or conditions except as herein specified.

12.	Enurement

This Agreement will enure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

13.	Notices

Any notice required or permitted to be given to any of the parties to this Agreement will be in writing and may be given by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy to the address of such party first above stated or such other address as any party may specify by notice in writing to the other party and any such notice will be deemed to have been given and received by the party to whom it was addressed if by facsimile or other electronic communication, on successful transmission, or, if delivered, on delivery.

14.	Proper Law

This Agreement will be governed by and construed in accordance with the law of British Columbia.

15.	Time of the Essence

Time is of the essence of this Agreement.

DIGITAL YOUTH NETWORK INC.

Per:
Authorized Signatory

EDMONTON JOURNAL

Per:
Authorized Signatory